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                                                                    EXHIBIT 3.87
                                                                    ------------

                           ARTICLES OF INCORPORATION

                                       OF

                             LFG SPECIALTIES, INC.


     The undersigned, desiring to form a Corporation for profit under the Ohio General Corporation Law, hereby certifies:

                                   ARTICLE I

     The name of the Corporation shall be LFG Specialties, Inc.

                                   ARTICLE II

     The place in Ohio where the principal office of the Corporation is to be located is in the City of New Concord in the County of Muskingum.

                                  ARTICLE III

     The Corporation is formed for the purpose of engaging in any lawful act of activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code.

                                   ARTICLE IV

     The maximum number of shares which the Corporation is authorized to have outstanding is One Thousand (1,000) shares of common stock with a par value of One Dollar ($1.00) per share.
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                                   ARTICLE V

     The amount of stated capital with which the Corporation is to begin business is not less than Five Hundred Dollars ($500.00).

                                   ARTICLE VI

     Except as otherwise authorized by the Shareholders or Directors, no holder of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe to purchase such shares or any securities, bonds or other evidence of indebtedness convertible into or exchangeable for such shares, which may at any time be issued, sold or offered by the Corporation.

                                  ARTICLE VII

     If and when any shareholder desires, or for any reason is required, to sell or otherwise transfer any or all of his shares, or any interest therein, the Corporation shall have the right to purchase all, but not less than all, of the shares which, or the shares an interest or interests in which, are proposed to be sold or otherwise transferred. Any shareholder desiring or required to sell or otherwise transfer any or all of his shares, or any interest therein, shall give written notice to that effect to the Corporation, together with reasonable evidence of the bona fide consideration for, and terms upon which the transfer is proposed to be made. If authorized by the directors, the corporation shall exercise its rights to purchase those shares within thirty days after its receipt of such notice and evidence. If the corporation fails to exercise its rights to purchase the shares within the specified time period, that right shall be suspended, except as stated below, either until

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the shareholder has completed his sale or other transfer of the shares, or any interest therein, or until a period of thirty days from the end of the specified time has expired, whichever is the first to occur. The consideration for which, and the terms upon which, the corporation may exercise its right to purchase the shares shall be the same as the bona fide consideration and terms of the proposed sale or transfer of the shares, or any interest therein. Notwithstanding any otherwise effective suspension of the corporation's right to purchase its shares, no shareholder may sell or otherwise transfer any or all of his shares, or any interest therein, to a third party, nor may a third party acquire any shares of the corporation, or any interest therein, from a shareholder, at a lesser consideration or on more favorable terms than have been made available for a purchase of those shares by the corporation pursuant to the provisions of this Article VII. The provisions of this Article VII shall not apply to a transfer of shares of a deceased shareholder from his estate to his heirs unless that transfer is made other than pursuant to the terms of his will or the provisions of a statute governing distribution of the assets of a decedent who died intestate.

                                  ARTICLE VIII

     In the case of any proposal or proceeding for the (1) adoption of a Code of Regulations; (2) sale, exchange or other disposition of all, or substantially all, of the assets of the Corporation; (3) merger or consolidation of the corporation into a domestic corporation; (4) merger or consolidation of the corporation into a foreign corporation; (5) combination or majority share acquisition wherein this corporation is the acquiring corporation; or (6) the voluntary dissolution of this corporation, whereunder Shareholder authorization is required by the General Corporation Law of Ohio, such Shareholder authorization shall be sufficient is the proposal or proceeding in question shall have received the affirmative vote of not less than two-thirds of the shares of the

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entire voting power of the corporation or of the shares of every class entitled to vote upon the proposal or proceeding; provided, however, if the General Corporation Law, these Articles or the Code or Regulations shall, as to the proposal or proceeding in question, require the affirmative vote of more than a majority of the voting power of the Corporation or of any class of shares of the Corporation, then such proposal or proceeding must receive the affirmative vote so specified.

                                   ARTICLE IX

     Any provision contained in these Articles of Incorporation may be amended, altered or repealed by the affirmative vote of consent of the holders of shares entitling them to exercise a two-thirds majority of the holders of shares of every particular class entitled by law or these Articles of Incorporation to vote on such amendment, alteration or repeal, unless a greater vote is mandatory under these Articles or the statutes of the State of Ohio.

                                   ARTICLE X

     Any meeting of the Shareholders may be held within or outside of the State of Ohio.

     IN WITNESS WHEREOF, the undersigned has hereunto set his name this 13th day
                                                                        ----
of September, 1988.


                                        Organic West Technologies, Inc.


                                        By:  /s/ Kent L. Lingafelter
                                           ---------------------------------
                                             Kent L. Lingafelter, President
                                             INCORPORATOR

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